Payman Khales Chief Operating Officer
EXHIBIT 10.4
July 22, 2025

John Harris
EVP, Global Operations & Manufacturing Strategy

        Dear John:

I am writing to confirm the changes to your terms and conditions of employment, resulting from our recent discussions regarding your planned retirement on March 31, 2027. Unless amended by this letter, I confirm that all other terms and conditions of your employment remain unchanged.

1.Future Term of Employment

1.1    You will continue as an employee of Lake Region Medical Limited, a subsidiary of Integer Holdings Corporation (the “Company”), through March 31, 2027 (the “Retirement Date”). At that time, you will retire and sign a release waiving all rights to future claims against the Company, including severance benefits. A copy of the draft release that you will be required to sign is attached. The Company reserves the right to make reasonable amendments to the draft release in advance of signing.

1.2    For the avoidance of doubt, the period up to the Retirement Date includes any notice period in accordance with your Employment Agreement, dated September 1, 2016 (“Employment Agreement”).

2.Duties

2.1    During the future term of employment until your Retirement Date, you will continue to be responsible for all the regular duties of the Executive Vice President, Global Operations and Manufacturing Strategy and for any other duties that may be required from this role from time to time.

2.2    In addition, you agree to fully train a successor to replace you by the Retirement Date.

3.Cash Retention Award

3.1    You will be ineligible for any future equity awards after any award that will be granted by the Compensation and Organization Committee as part of its regular award cycle in January 2026. In lieu of a 2027 LTI grant, you will receive a cash retention award of $235,000 as soon as practicable after March 31, 2027, subject to the following conditions:

3.1.1    You remain employed through March 31, 2027;

3.1.2    You retire on March 31, 2027; and

3.1.3    You sign a release (as set out in 1.1 above) relieving the Company of all liabilities, including any severance benefits, within 21 days prior to the Retirement Date.

3.2    If your employment is involuntarily terminated, except for termination for Cause (as such term is defined in your Employment Agreement), and you execute and deliver a release of all claims within 21 days of the date of your termination of service, a prorated portion of the award will vest based on elapsed time to the date of your termination of service as a percentage of the full retention period.

Please sign a copy of this letter to confirm your agreement to the foregoing terms and conditions and return to me by July 23, 2025.

A signed copy of this letter will be placed in your personnel file for record keeping purposes.

Sincerely,

/s/ Payman Khales
Payman Khales
Chief Operating Officer

Acknowledged and agreed to on this 22nd day of July 2025.

/s/ John Harris
John Harris